Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 3 to Form S-1 of Altas Growth Acquisition Limited of our report dated July 7, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Altas Growth Acquisition Limited as of June 30, 2021 and for the period from May 4, 2021 (date of inception) through June 30, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

November 4, 2021